UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       DACYSZYN,     JAMES     M.
       #64, 9703-41 AVENUE
       EDMONTON,   AB    T6E 6M4
     CANADA
2. Date of Event Requiring Statement (Month/Day/Year)
     SEPTEMBER 7, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       CAN-CAL RESOURCES, LTD.
       CCRE
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
     September 16, 1999
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    $.001 PAR VALUE COMMON STOCK           |431,812.5             |I (a)           |By Raven Rock Products Ltd.                    |
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    $.001 PAR VALUE COMMON STOCK           |100,000               |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
     N/A                |N/A      |N/A      |N/A                    |NONE     |N/A       |N/A          |N/A                        |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
  (a) Shares are held by a private company, Raven Rock Products Ltd., of which the Reporting Person is 75% owner. The shares reported reflect his 75% ownership of Raven Rock Products Ltd. The Reporting Person does not have a pecuniary interest in the issuer's shares held by Raven Rock
Products Ltd., because the Reporting Person does not have or share investment control over Raven Rock's portfolio of securities. Therefore, the
Reporting Person disclaims beneficial ownership of the issuer's securities, and this Report shall not be deemed an admission of beneficial ownership by the Reporting Person for any
purpose.
SIGNATURE OF REPORTING PERSON
    /s/   JAMES M. DACYSZYN
DATE
   July 25, 2000